Exhibit 11. Statement Re Computation of Per Share Earnings
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
($ in thousands, except per share amounts)
                                        Years ended December 31,

                                      1997     1996           1995
Basic earnings per share:
Net earnings                       $15,116  $14,128        $10,981
 Deduct dividends on
  preferred stock                    2,517    2,529          2,535
Net earnings applicable to
  common stock                     $12,599  $11,599        $ 8,446

Shares:
 Weighted average number of common
  shares outstanding                14,768   14,734         14,756

Basic earnings per share           $  0.85  $  0.79         $ 0.57

Diluted earnings per share:
Net earnings applicable to
  common stock                    $ 12,599 $ 11,599        $ 8,446

Shares:
 Weighted average number of common
  shares outstanding                14,768   14,734         14,756
 Dilutive effect of outstanding options
  and rights (as determined by the
  application of the treasury stock
  method at the average market price
  for the year)                         67      160            119
Weighted average number of shares
  outstanding, as adjusted          14,835   14,894         14,875

Diluted earnings per share         $  0.85  $  0.78        $  0.57

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